Exhibit 99.1

Ortho Clinical Diagnostics Amends Credit

Agreement to Extend Maturity and Increase

Borrowing Capacity Under its Revolving Credit Facility

Increases facility by $150 million and extends it to 2026

RARITAN, N.J., February 9, 2021 / PRNEWSWIRE/ — Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX) (“Ortho”), one of the world’s largest pure-play in vitro diagnostics companies, today announced that certain of its subsidiaries successfully amended their June 30, 2014 credit agreement (the “Credit Agreement”) on February 5, 2021.

The amendment increases the revolving credit facility under the Credit Agreement by $150 million to an aggregate amount of $500 million and extends the maturity date to February 26, 2026, provided that such date may be accelerated subject to certain circumstances.

The Company has filed an 8-K with the Securities and Exchange Commission with more information regarding the Amended Credit Agreement.

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics is a global leader of in vitro diagnostics dedicated to improving and saving lives through innovative laboratory testing and blood-typing solutions.

Because Every Test is a Life™, we never stop innovating to offer streamlined, sustainable laboratory solutions that deliver fast, accurate, reliable test results that support exceptional patient care.

As a trusted partner of hospitals, hospital networks, blood banks, and labs around the world, we proudly serve the clinical laboratory and transfusion medicine communities with customized solutions that enhance clinical outcomes, improve lab performance, overcome staffing challenges and better manage costs.

We are powered by Ortho Care™, our global, award-winning, holistic approach to service, which supports customers with best-in-class technical support, award-winning field support, and remote service and inventory support.

For more information about Ortho’s solutions and services, visit Ortho’s website or social media channels: LinkedIn, Twitter, Facebook and YouTube.

Investors:

IR@orthoclinicaldiagnostics.com

Media:

media@orthoclinicaldiagnostics.com

Source: Ortho Clinical Diagnostics

Ortho Clinical Diagnostics

Ortho Clinical Diagnostics | 1001 US Route 202 Raritan, NJ 08869-0606